Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-1 of Morton’s Restaurant Group, Inc., a Delaware corporation (the “Company”), and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of the Company, with my election to become effective on or prior to the consummation of the offering contemplated therein, and I further consent to the filing of this consent as an exhibit to such Registration Statement.

/S/ JOHN K. CASTLE
John K. Castle

/S/ LEE M. COHN
Lee M. Cohn

/S/ JOHN CONNOLLY
Dr. John Connolly

/S/ ROBERT A. GOLDSCHMIDT
Robert A. Goldschmidt

/S/ LAWRENCE E. PAUL
Lawrence E. Paul

/S/ STEPHEN E. PAUL
Stephen E. Paul

/S/ DAVID B. PITTAWAY
David B. Pittaway

/S/ DIANNE H. RUSSELL
Dianne H. Russell

/S/ ALAN A. TERAN
Alan A. Teran

/S/ JUSTIN B. WENDER
Justin B. Wender

Dated: January 4, 2006